Exhibit 99.1

News Release

Victory Capital Reports February 2024 Total Client Assets

San Antonio, Texas, March 11, 2024 — Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported Total Assets Under Management (AUM) of $164.9 billion, Other Assets of $5.5 billion, and Total Client Assets of $170.3 billion, as of February 29, 2024.

For the month of February, Average Total Assets Under Management was $162.8 billion, average Other Assets was $5.3 billion, and average Total Client Assets was $168.1 billion.

Victory Capital Holdings, Inc.

Total Client Assets (unaudited; in millions) 1

	As of:
	Feb 29, 2024	Jan 31, 2024
By Asset Class
Solutions	$56,356	$54,610
Fixed Income	24,217	24,307
U.S. Mid Cap Equity	31,300	29,977
U.S. Small Cap Equity	15,699	15,249
U.S. Large Cap Equity	13,501	12,800
Global / Non-U.S. Equity	17,050	16,492
Alternative Investments	3,411	3,446

Total Long-Term Assets	$161,533	$156,881
Money Market / Short Term Assets	3,330	3,294

Total Assets Under Management[2]	$164,863	$160,174

By Vehicle
Mutual Funds[3]	$110,832	$107,923
Separate Accounts and Other Pooled Vehicles[4]	49,024	47,360
ETFs[5]	5,007	4,891

Total Assets Under Management	$164,863	$160,174

Other Assets[6]
Institutional	$5,471	$5,322

Total Other Assets	$5,471	$5,322

Total Client Assets
Total Assets Under Management	$164,863	$160,174
Total Other Assets	5,471	5,322

Total Client Assets	$170,334	$165,496

[1]	Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]	Total AUM includes both discretionary asset under management and non-discretionary assets under advisement and excludes Other Assets.
[3]	Includes institutional and retail share classes, money market and VIP funds.
[4]	Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.
[5]	Represents only ETF assets held by third parties. Excludes ETF assets held by other Victory Capital products.
[6]

Includes low-fee (2 to 4 bps) institutional assets, previously reported in the Solutions asset class and in Separate Accounts and Other Pooled Vehicles. Prior-period values have been restated accordingly. These assets are included as part of Victory’s Regulatory Assets Under Management reported in Form ADV Part 1.

About Victory Capital

Victory Capital is a diversified global asset management firm with total assets under management of $164.9 billion, and $170.3 billion in total client assets, as of February 29, 2024. The Company employs a next-generation business strategy that combines boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 11 autonomous Investment Franchises and a Solutions Business, Victory Capital offers a wide array of investment products and services, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, a 529 Education Savings Plan, and brokerage services.

Victory Capital is headquartered in San Antonio, Texas, with offices and investment professionals in the U.S. and around the world. To learn more please visit www.vcm.com or follow Victory Capital on Facebook, Twitter, and LinkedIn.

Contacts

Investors:

Matthew Dennis, CFA

Chief of Staff

Director, Investor Relations

216-898-2412

mdennis@vcm.com

Media:

Jessica Davila

Director of Global Communications

210-694-9693

Jessica_davila@vcm.com